Exhibit 16.1

June 9, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Lightbridge Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Lightbridge Corporation dated June 10, 2015. We agree with the statements contained in Item 4.01 insofar as they relate to our firm. .

Very truly yours,

/s/ Anderson Bradshaw PLLC
Salt Lake City, UT